EXHIBIT 99.4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           You should read the following discussion of our results of operations and financial condition in conjunction with our financial statements and related notes and description of our business included elsewhere in this report. The adoption of the principles required by Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting") materially changed the amounts recorded in our condensed consolidated financial statements in connection with our emergence from proceedings under Chapter 11 of Title 11 (referred to in this report as "Chapter 11") of the United States Code, known as the Bankruptcy Code, there are certain items in such financial statements that are not comparable to prior periods, as discussed below. Current results may not be comparable to future results. The following discussion includes forward-looking statements that involve certain risks and uncertainties.

           We make "forward-looking statements" throughout this report. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we "believe," "expect," "anticipate" or "plan" that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this report will happen as described or that any positive trends noted in the report will occur or will continue. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon our current plans and beliefs or estimates of future results or trends.

           Forward-looking statements regarding our present plans or expectations for new product and service offerings, capital expenditures, sales, cost-saving strategies, growth, and business strategies involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding our present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenue, to diversify the revenue stream and/or to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material.

           You should read this report in its entirety and with the understanding that actual results in the future may be materially different from what we presently expect. We will not update these forward-looking statements, even if our situation or expectations change in the future.

Overview

           In June 2003 we emerged from bankruptcy with the long-term objective of becoming a premier competitor in the construction equipment industry in terms of reputation and financial performance. In recent periods we achieved growth in both rental and non-rental revenue. The growth was driven by an improved industry environment and company initiatives, as discussed below. Non-rental revenue accounted for the majority of the overall revenue growth as higher volume and better pricing drove increases in new and used equipment sales. Higher sales volume was largely a result of re-emphasizing a full-service business model after emerging from bankruptcy. We believe rental revenue grew primarily as a result of better pricing despite the decrease in the average size of our rental fleet.

           We believe better pricing for sales and rentals is a function of industry and economic conditions. The key pricing drivers are non-residential construction activity and the supply of equipment in the U.S. market relative to demand. Although non-residential construction activity has been declining since late 2000, the rate of decline has decreased in recent periods. We believe that in recent periods the impact of declining non-residential construction activity was offset by a greater demand for construction equipment which had a positive impact on the revenue we generated from rentals and sales prices for most categories of equipment sold. We believe the increase in demand for construction equipment was driven by the recent abatement of the over-supply of equipment in the U.S. market. In addition, we believe that the impact of the decline in non-residential construction activity in 2004 was mitigated by our increased penetration in other segments of the construction market through the ramping up of revenue at NationsRent at Lowe's stores opened in 2002 and 2003.

           We believe there are currently a few significant trends affecting our markets. One trend is that as a result of the greater demand for new construction equipment, companies such as ours have faced an increase in the delivery times for the equipment we purchase from manufacturers. Projected delivery schedules affect us most when planning our equipment needs for the Spring/Summer period when demand for our equipment is greatest. If the delivery times continue to lengthen, it is likely we will have to plan our equipment purchases for the 2005 Spring/Summer period earlier than we have in the past. Management believes, however, that our focus on reducing the number of our equipment suppliers will not only enable us to negotiate better pricing, but also may enable us to become a preferred customer with many of our vendors. We believe this status can help us obtain better-than-average delivery times in some cases.

           Another significant trend is that worldwide price increases for steel have led to an increase in our equipment costs. Our sales prices and rental rates generally have increased in advance of these cost increases.

           We also have observed an increase in auction prices for used equipment. As we are a seller of used equipment through auctions, this trend has benefited us as we have received higher prices for the equipment we dispose of through auctions.

           Management anticipates that as long as the increased demand for construction equipment continues, prices will continue to rise, thereby offsetting most of the increased equipment costs incurred by the Company. However, if the construction equipment industry begins to weaken, we cannot be certain that we will be able to continue to offset increased equipment costs through price increases.

           Our cost of revenue in recent periods was impacted by several factors:

•	the restructuring of operating leases in connection with our reorganization during the last half of 2003 significantly reduced our lease expense;

•	a change in our depreciation estimates and rental fleet additions resulted in increased depreciation expense;

•	new stores drove an increase in labor and facility costs;

•	revaluing our assets according to Fresh-Start Reporting reduced depreciation expense and cost of goods sold as described below;

•	an older rental fleet and additional shop labor increased repair and maintenance expense; and

•	higher equipment and merchandise sales resulted in increased cost of goods sold.

           Operating expenses increased in recent periods due primarily to increases in compensation expense.

           Upon emergence from bankruptcy in June 2003, we adopted the provisions of Fresh-Start Reporting in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") that resulted in the Company revaluing its balance sheet to fair value based on the reorganization value of the Company. Fresh-Start Reporting materially changed the amounts previously recorded in our consolidated financial statements prior to emergence so our net income/(loss) for the periods is not comparable. In addition, our results of operations beginning in June 2003 reflect the transition to a new management team with a new business strategy. Beginning in June 2003, the new management team launched several key initiatives to improve profitability and leverage our infrastructure which include:

•	focusing on diversifying our revenue mix to increase sales of new and used equipment, in-shop and on-site maintenance and repairs for our customers, and sales of parts and merchandise;

•	dividing our territories into six regions instead of three so that operating, customer service and fleet mix decisions are made closer to the local markets;

•	implementing a new incentive compensation plan for sales people that rewards higher volumes of revenue at higher margins; and

•	focusing on relationships with key manufacturers to leverage pricing, service and manufacturer training.

           Beginning in June 2003, we also established a solid liquidity profile. As of March 31, 2004, we had $57.0 million in cash and we had no borrowings under our working capital facility. As of March 27, 2004 we had $27.7 million of availability under our working capital facility after taking into account our borrowing base and $22.0 million of outstanding letters of credit.

Restatements

           We restated all prior periods to correct the classification of vehicle depreciation expense from operating expenses to cost of revenue. We corrected the classification of these expenses in order to include all delivery costs in cost of revenue.

           We corrected the classification of revenue and cost associated with the disposal of our vehicles for all periods. We now record the net gain or loss, defined as gross proceeds less net book value, as an offset to "rental equipment depreciation and lease expense, and vehicle depreciation." We consider the gain or loss on vehicles sold as an adjustment to vehicle depreciation.

           We restated all periods to correct certain out of period errors previously disclosed. The Company corrected these out of period errors in order to properly reflect such amounts in the appropriate periods. These out of period errors included adjustments for capitalized betterments, cooperative advertising receivables and depreciation.

           The Company has restated all periods after the Effective Date to conform the periods used to calculate straight-line lease expense to the periods used for the amortization of leasehold improvements. The Company determined the impact on the periods prior to the Effective Date to be immaterial. Historically, the Company calculated straight-line lease expense over the initial term of a lease while amortizing leasehold improvements over the lesser of the estimated useful life or a period that included the initial minimum lease term and any option renewal periods. The Company has now conformed the periods used to calculate straight-line lease expense to the periods used for the amortization of leasehold improvements.

           For a detailed description of the impact of these corrections, see the notes to our financial statements included elsewhere in this report.

Reorganization Under Chapter 11

           On the effective date, NationsRent, Inc. and its subsidiaries emerged from Chapter 11 reorganization proceedings in the United States Bankruptcy Court for the District of Delaware (referred to in this report as the "Bankruptcy Court") pursuant to the plan of reorganization. The predecessor company merged into an indirect subsidiary of the successor company. We recognized our emergence from bankruptcy for accounting purposes on June 1, 2003.

           As of the effective date, the fair value of each of our assets and liabilities was determined. The excess of the fair value of these assets and liabilities over the Company's reorganization value, in accordance with SFAS No. 141, "Business Combinations," or negative goodwill, was allocated to our long-lived assets, including our rental fleet. The result of such allocation of negative goodwill primarily to our rental fleet was that the value of our rental fleet was written down below its fair value by approximately $179.4 million. As a result, our gross profit on the disposal of such rental fleet in the normal course of business will be favorably impacted until the rental fleet is sold and replaced, which we expect will occur in the normal course of our business over the next five to seven years.

Results of Operations

           Three Months Ended March 31, 2004 as compared to Three Months Ended March 31, 2003

                                               Successor        Predecessor
                                                Company           Company
                                               ----------       ------------
                                                    Three Months Ended                       Variance
                                                        March 31,                    Favorable/(Unfavorable)
                                               -----------------------------       ----------------------------
                                                  2004              2003                $                %
                                               ----------       ------------       -----------      -----------
                                               (restated)        (restated)
                                               ----------       ------------
                                                       (unaudited)
                                                                    (dollars in thousands)

Revenue:
Equipment rentals.........................     $   93,082         $   85,000       $     8,082           9.5%
Sales of equipment, merchandise,
  service, parts & supplies...............         26,941              7,568            19,373         256.0
                                               ----------       ------------       -----------      -----------
Total revenue.............................        120,023             92,568            27,455          29.7
                                               ----------       ------------       -----------      -----------
Cost of revenue:
Cost of equipment rentals.................         59,584             56,514            (3,070)         (5.4)
Rental equipment depreciation & lease
  expense, and vehicle depreciation.......         28,852             34,923             6,071          17.4
Cost of sales of equipment, merchandise,
  service, parts & supplies...............         17,509              5,626           (11,883)       (211.2)
                                               ----------       ------------       -----------      -----------
Total cost of revenue.....................        105,945             97,063            (8,882)         (9.2)
                                               ----------       ------------       -----------      -----------
Gross profit (loss):
Gross profit (loss) on equipment rentals
  including depreciation & lease expense..          4,646             (6,437)           11,083
Gross profit on sales of equipment,
  merchandise, service, parts & supplies..          9,432              1,942             7,490         385.7
                                               ----------       ------------       -----------      -----------
Total gross profit (loss).................         14,078             (4,495)           18,573
                                               ----------       ------------       -----------      -----------
Operating expenses:
Selling, general & administrative
  expenses................................         24,698             20,925            (3,773)        (18.0)
Non-rental equipment depreciation &
  amortization............................          2,161              2,879               718          24.9
                                               ----------       ------------       -----------      -----------
Operating loss............................        (12,781)           (28,299)           15,518          54.8
                                               ----------       ------------       -----------      -----------
Interest expense, net.....................          7,638              1,484            (6,154)       (414.7)
Other, net................................           (132)               (56)               76         135.7
                                               ----------       ------------       -----------      -----------
                                                    7,506              1,428            (6,078)       (425.6)
                                               ----------       ------------       -----------      -----------
Loss before reorganization Items..........        (20,287)           (29,727)            9,440          31.8
Reorganization items, net.................             --             (7,260)           (7,260)       (100.0)
                                               ----------       ------------       -----------      -----------
Net loss..................................     $  (20,287)      $    (22,467)      $     2,180           9.7%
                                               ==========       ============       ===========      ===========

           Revenue. Equipment rentals revenue was positively impacted for the three months ended March 31, 2004 by improved pricing and a $2.4 million increase in revenue at our NationsRent at Lowe's stores that opened in 2003. Equipment rentals revenue was negatively impacted by the continuing decrease in non-residential construction spending and an approximate 8.4% reduction in average rental fleet size for the three months ended March 31, 2004 when compared to the same period in 2003.

           Utilization for the first quarter in 2004 was 39.7% compared to 35.3% in the same period in 2003. We believe that the better pricing as discussed above was the key factor in the increase. Utilization, measured as total rental revenue divided by the average first cost of the rental fleet over the applicable period, is used as an approximate measure of financial return on the investment in our rental fleet. For equipment acquired new from a manufacturer, whether leased or owned, first cost is the purchase price paid for the equipment. For equipment acquired in connection with business acquisitions, first cost is an estimate of the purchase price paid by the acquired company for such equipment where available and, if unavailable, first cost is the estimated fair value of such equipment.

           The primary driver for the increase in sales of equipment, merchandise, service, parts and supplies was an increase of $14.9 million, or 834.7%, in sales of used equipment. Upon our emergence from bankruptcy in June 2003, we were no longer prohibited from selling used equipment and had the capital resources to purchase replacement fleet. This, coupled with the improving market conditions for used equipment, led to an emphasis on used equipment sales in the first quarter of 2004. The increase also was driven by the new management team's focus on sales of new equipment and related merchandise.

           Gross profit. Gross profit margin on equipment rentals, including depreciation and lease expense, increased from a loss of (7.6)% in the first quarter 2003 to 5.0% for the same period in 2004. Gross profit on equipment rentals was positively impacted by the increase in revenue and the elimination of $17.4 million of lease expense related to operating leases that were eliminated when we rejected or bought out the leases as part of the plan of reorganization and subsequent recapitalization of the Company in June 2003. Gross profit on equipment rentals was negatively impacted by $14.0 million of cost increases related primarily to:

•	a $7.4 million increase in depreciation expense that resulted from rental fleet and vehicle additions when we bought out certain leases and from a change in our depreciation estimates, as discussed below. Such increase in depreciation expense was partially offset by the write-down of our rental fleet as a result of the adoption of Fresh-Start Reporting, as discussed above;

•	a $2.8 million increase in labor and facility costs primarily related to our opening of 29 NationsRent at Lowe's stores in 2003; and

•	a $4.1 million increase in repair and maintenance expense primarily related to the increase in rental revenue discussed above, an increase in the average age of our rental fleet from approximately 45 months in 2003 to approximately 49 months in 2004 and a 14% increase in shop labor related to headcount increase in support of our full-service business model.

           Gross profit margin on sales of equipment, merchandise, service, parts and supplies increased from 25.7% in the first quarter of 2003 to 35.0% for the same period in 2004. As discussed above, in connection with our emergence from bankruptcy, we applied the principles required by Fresh-Start Reporting and the value of our rental fleet was written down below its fair value. Accordingly, upon the disposal of these assets in the ordinary course of business, we would expect a higher margin until these assets are replaced. During the first quarter of 2004, we sold rental fleet which was originally assigned a fair value of $18.8 million upon emergence from bankruptcy and which was also written down $8.1 million as a result of Fresh-Start Reporting to a value of $10.7 million. As such, gross profit was positively impacted by such write down, of which $5.4 million was reflected in lower cost of sales of equipment, merchandise, service, parts and supplies, and $2.7 million was reflected in lower rental equipment depreciation and lease expense.

           Upon emergence from bankruptcy, we changed the useful lives and salvage values for certain of our rental assets to reflect our new management's change in fleet strategy and therefore better allocate the expense over the time that such assets are in our rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets. The change in accounting estimates resulted in an increase of rental equipment depreciation expense of approximately $7.5 million for the three months ended March 31, 2004.

           Operating expenses. The increase in operating expenses was primarily due to:

•	$1.6 million of compensation expense for the three months ended March 31, 2004 related to the amortization of restricted stock awards made to the new management team in the fourth quarter of 2003 and the first quarter of 2004; and

•	$1.8 million of compensation expense and sales commissions expense related to the increase in revenue discussed above and an incentive compensation plan put in place by our new management team during 2004 in support of the key initiatives discussed in the overview above.

           Selling, general and administrative expenses as a percentage of total revenue were 20.6% and 22.6% for the three months ended March 31, 2004 and March 31, 2003, respectively, primarily due to revenue increasing faster than selling, general and administrative expenses.

           Other income and expense. The increase in interest expense was related primarily to the following two factors: (i) during the three months ended March 31, 2003, in accordance with SOP 90-7, we recognized interest expense only to the extent that it was to be paid, and (ii) during the three months ended March 31, 2004, we recorded $6.6 million of interest expense and amortization of debt issuance costs related to the senior secured notes issued in October 2003 discussed below.

           Reorganization items, net. This item is primarily related to gains on debt and operating lease settlements through the bankruptcy process which was partially offset by professional fees paid to bankruptcy professionals.

Results of Operations

           Year Ended December 31, 2003 (Pro Forma) as Compared to Year Ended December 31, 2002

           The following discussion compares our historical results of operations for the year ended December 31, 2002 to certain pro forma financial information for the year ended December 31, 2003 which gives effect to the plan of reorganization, certain operating lease restructurings, the consummation of our offering of original notes as described below and the application of the principles of Fresh-Start Reporting, as if each has been completed on January 1, 2003. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what our actual results of operations would have been had the plan of reorganization, the lease restructurings, the offering of the original notes and the application of the principles of Fresh-Start Reporting actually been completed on the date indicated, and is not indicative of our future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

                                                                                            Year Over Year
                                                                                               Variance
                                                      Year Ended December 31,          favorable/(unfavorable)
                                                   -----------------------------       -----------------------
                                                       2003             2002                $           %
                                                   ------------     ------------       ----------- -----------
                                                    Pro Forma
                                                   (unaudited)
                                                    (restated)       (restated)
                                                   ------------     ------------
                                                                       (dollars in thousands)
Revenue:
Equipment rentals...............................   $   424,271      $   419,057        $    5,214        1.2%
Sales of equipment, merchandise,
  service, parts & supplies.....................        62,332           43,082            19,250        44.7
                                                   ------------     ------------       ----------- -----------
Total revenue...................................       486,603          462,139            24,464         5.3
                                                   ------------     ------------       ----------- -----------
Cost of revenue:
Cost of equipment rentals.......................       244,427          240,324            (4,103)       (1.7)
Rental equipment depreciation & lease expense,
  and vehicle depreciation......................       107,643          152,764            45,121        29.5
Cost of sales of equipment,
  merchandise, service, parts & supplies........        49,421           38,056           (11,365)      (29.9)
Impairment of rental equipment..................            --           16,923            16,923       100.0
                                                   ------------     ------------       ----------- -----------
Total cost of revenue...........................       401,491          448,067            46,576        10.4
                                                   ------------     ------------       ----------- -----------
Gross profit:
Gross profit on equipment rentals
  including depreciation & lease
  expense and impairment on rental equipment....        72,201            9,046            63,155       698.2
Gross profit on sales of equipment,
  merchandise, service, parts & supplies........        12,911            5,026             7,885       156.9
                                                   ------------     ------------       ----------- -----------
Total gross profit..............................        85,112           14,072            71,040       504.8
                                                   ------------     ------------       ----------- -----------
Operating expenses:
Selling, general & administrative expenses......       103,570           95,998            (7,572)       (7.9)
Non-rental equipment depreciation
  & amortization................................         7,769           12,577             4,808        38.2
                                                   ------------     ------------       ----------- -----------
Operating loss..................................       (26,227)         (94,503)           68,276        72.2
                                                   ------------     ------------       ----------- -----------
Interest expense, net...........................        28,321           34,389             6,068        17.6
Other, net......................................        (2,131)            (324)            1,807       557.7
                                                   ------------     ------------       ----------- -----------
                                                        26,190           34,065             7,875        23.1
                                                   ------------     ------------       ----------- -----------
Loss before reorganization items,
  and cumulative effect of change in accounting
  principle.....................................   $   (52,417)     $  (128,568)       $   76,151        59.2%
                                                   ============     ============       =========== ===========

           Revenue. Equipment rentals revenue was impacted positively in 2003 primarily by improved pricing and a $17.1 million increase in revenue from our NationsRent at Lowe's stores that opened in 2002 and 2003. Equipment rentals revenue was negatively impacted by the continuing decrease in non-residential construction spending, a $26.1 million decrease in revenue resulting from the closing of 17 stores in 2002 (10 of which were closed in November and December of 2002), and an approximate 5% reduction in average rental fleet size for the year ended December 31, 2003 when compared to the same period in 2002.

           Utilization in 2003 was 44.4% compared to 41.6% in 2002. We believe that the better pricing discussed above was the key factor in the increase.

           The primary driver for the increase in sales of equipment, merchandise, service, parts and supplies was an increase of $11.9 million, or 71.6%, in sales of used equipment. Upon our emergence from reorganization, we were no longer prohibited from selling used equipment and had the capital resources to purchase replacement fleet. This, coupled with the improving market conditions for used equipment, led to an emphasis on used equipment sales in 2003. The increase also was driven by the new management team's focus on sales of new equipment and related merchandise.

           Gross profit. Gross profit margin on equipment rentals, including depreciation and lease expense and impairment on rental equipment, increased from 2.2% in 2002 to 17.0% in 2003. Gross profit on equipment rentals was positively impacted by the increase in revenue discussed above and certain changes in major cost components driven by:

•	a net $60.9 million decline in depreciation and lease expense resulting from: (i) the elimination of some rental equipment and delivery vehicle operating leases through rejection of leases during bankruptcy; (ii) an increase in the depreciation expense resulting from the post-bankruptcy buyout of certain leases of rental equipment and delivery vehicle operating leases; and (iii) a reduction in depreciation expense due to the write-down of our rental fleet as a result of the adoption of Fresh-Start Reporting, as discussed below;

•	the absence of a $16.9 million rental equipment impairment charge in 2003 compared to 2002;

•	a $12.7 million increase in labor and facility cost primarily related to the partial year impact of 24 net store openings in 2003 and the full-year impact of twelve net store openings in 2002, and the increase in the number of our regions from three to six; and

•	a $3.3 million increase in transportation expense driven by higher fuel costs and vehicle insurance claims.

           Gross profit margin on sales of equipment, merchandise, service, parts and supplies increased from 11.7% in 2002 to 20.7% for the same period in 2003. As discussed above, in connection with our emergence from bankruptcy, we applied the principles required by Fresh-Start Reporting and the value of our rental fleet was written down below its fair value. Accordingly, upon the disposal of these assets in the ordinary course of business, we would expect a higher margin until these assets are replaced. During 2003, we sold rental fleet which was originally assigned a fair value of $21.1 million upon emergence from bankruptcy and which was also written down $9.6 million as a result of Fresh-Start Reporting to a value of $11.5 million. As such, gross profit was positively impacted by such write down, of which $7.8 million was reflected in lower cost of sales of equipment, merchandise, service, parts and supplies, and $1.8 million was reflected in lower rental depreciation and lease expense.

           At the effective date, we changed the useful lives and salvage values for certain of our rental assets to reflect our new management's change in fleet strategy and therefore better allocate the expense over the time that such assets are in our rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets. The change in estimates resulted in an increase of rental equipment depreciation expense of approximately $15.9 million for the year ended December 31, 2003.

           Operating expenses. The increase in selling, general and administrative expenses was primarily due to $8.9 million of expense recorded in 2003 for the issuance of shares of restricted stock to certain members of the new management team together with the payment of certain amounts to cover the employees' tax liabilities associated with the award.

           Selling, general and administrative expenses as a percentage of total revenue were 21.3% and 20.8% for years ended December 31, 2003 and December 31, 2002, respectively. The increase in selling, general and administrative expenses as a percentage of revenue was primarily due to the issuance of restricted stock described above.

           Other income and expense. Interest expense reported during the year ended December 31, 2002 is attributable primarily to prepetition borrowings under our prepetition senior credit facility. Pro forma interest expense has been presented for the year ended December 31, 2003. Pro forma interest expense for the year ended December 31, 2003 includes a $3.0 million write-off of certain deferred financing expenses related to our exit financing facility which was refinanced in part by the issuance of the original notes.

           Other income in 2003 was positively impacted by a gain of $2.4 million as a result of the repayment at a discount of certain purchase money financing.

           Seven Months Ended December 31, 2003 — Successor Company

           During the seven-month period ended December 31, 2003, the Company emerged from bankruptcy and transitioned to a new management team.

           Our equipment sales revenue was positively impacted by the implementation of our new management's strategies, which included focusing on sales of new and used equipment. In addition, our rental revenue was positively impacted by management's focus on improving rental rates and fleet additions.

           In October 2003, we completed a private offering of $250.0 million aggregate principal amount of 9 1/2% senior secured notes due October 15, 2010, as described below.

           Five Months Ended May 31, 2003 — Predecessor Company

           During the five-month period ended May 30, 2003, the Company continued to operate under Chapter 11 proceedings.

           Our equipment sales revenue was negatively impacted by the restriction on the disposal of rental fleet imposed by our debtor-in-possession financing facility. Our costs were negatively impacted by substantial restructuring expenses. Our costs were positively impacted by the restructuring of certain of our operating leases and the suspension of interest payments on our pre-petition debt. See "Business."

           During this period, our management team was highly focused on our emergence from bankruptcy, which included restructuring certain of our operating leases, obtaining exit financing, and soliciting approval from our creditors for, and obtaining court approval of, our plan of reorganization.

Liquidity and Capital Resources

           Cash Flows

           In our Statements of Cash Flows included elsewhere herein, cash flows from operations do not include purchases of rental equipment and the proceeds from the disposal of rental equipment, which are included in cash flows from investing activities. When evaluating our cash flow it is important to consider cash flows from the purchase and disposal of our equipment rental fleet in conjunction with operating cash flow. Purchasing and selling rental fleet to manage fleet mix and fleet age is an integral part of our business and failure to consider cash flows from these activities would not accurately reflect the cash needs of our business.

           Cash Flow for 2004

           The net cash provided by our operations was $25.1 million for the three months ended March 31, 2004 compared to $6.3 million for the same period in 2003. The increase in cash provided by operations was due primarily to the elimination of lease payments on our rental fleet and delivery vehicles and an increase in our accounts receivable collections due to an increase in 2003 fourth quarter revenue when compared to the same period in 2002. Net cash used in investing activities was $16.7 million for the three months ended March 31, 2004, primarily reflecting $29.7 million of rental fleet purchases and $3.8 million for purchases of and improvements to property and equipment offset by $16.9 million of proceeds from the disposal of rental equipment and vehicles. During the three months ended March 31, 2003, net cash used in investing activities was $8.3 million, reflecting $7.9 million of rental fleet purchases and $2.2 million of purchases and improvements to property and equipment, which was offset by $1.8 million of proceeds from the disposal of rental equipment and vehicles. No cash was provided by financing activities during the three months ended March 31, 2004 as we did not borrow any cash under our working capital facility during the period. Net cash provided by financing activities during the three months ended March 31, 2003 was $8.7 million reflecting $12.6 million of proceeds from borrowings, partially offset by $3.8 million of repayments of debt.

           Cash Flow for 2003

           Seven Months ended December 31, 2003. Our net cash provided by operations for the seven months ended December 31, 2003 was $65.5 million and was primarily a result of the elimination of lease payments on our rental fleet and delivery vehicles. Net cash used in investing activities was $132.3 million for the seven months ended December 31, 2003 and was primarily a reflection of $139.0 million for purchases of rental equipment, $13.4 million for purchases of and improvements to property and equipment offset by $20.0 million of proceeds from the disposal of rental equipment and vehicles. Cash provided by financing activities was $102.0 million for the seven months ended December 31, 2003 and was primarily a result of proceeds from the issuance of stock, convertible notes and the senior secured notes offset by net repayments of our debtor-in-possession financing facility, our exit financing facility, operating leases and other debt.

           Five Months ended May 31, 2003. Our net cash provided by operations for the five months ended May 31, 2003 was $4.1 million. Our net cash used in investing activities was $11.9 million for the five months ended May 31, 2003 and was primarily a reflection of $15.8 million for purchases of rental equipment, $5.0 million for purchases of and improvements to property and equipment offset by $8.9 million of proceeds from the disposal of rental equipment and vehicles. Cash provided by financing activities was $14.3 million for the five months ended May 31, 2003 and was primarily a result of proceeds from our debtor-in-possession financing facility offset by repayments of debt.

           Off-Balance Sheet Arrangements and Other Contractual Obligations

           The following table of contractual obligations includes information with respect to our known contractual obligations as of December 31, 2003.

Table of Contractual Obligations

                                                            Payment due by period (dollars in millions)
                                                 ----------------------------------------------------------------
                                                               Less than                                More than
Contractual Obligations                            Total         1 Year      1-3 Years    3-5 Years      5 Years
                                                 ---------     ---------     ---------    ---------     ---------
Long-Term Debt Obligations (1)................   $   480.1     $    23.8     $    47.5    $   111.3     $   297.5
Capital Lease Obligations (2).................          --            --            --           --            --
Operating Lease Obligations (3)...............        93.3          18.9          31.1         23.2          20.1
Purchase Obligations (4)......................        42.2          39.2           3.0           --            --
Other Long-Term Liabilities Reflected on the
    Registrant's Balance Sheet under GAAP.....          --            --            --           --            --
                                                 ---------     ---------     ---------    ---------     ---------
Total.........................................   $   615.6     $    81.9     $    81.6    $   134.5     $   317.6
                                                 =========     =========     =========    =========     =========

____________________

(1)	For purposes of this table, "Long-Term Debt Obligation" means: (i) a payment obligation (included in the Company's consolidated financial statements) under long-term borrowings referenced in FASB Statement of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations," (March 1981), as may be modified or supplemented, and (ii) interest payment obligations related to such long-term borrowings.

(2)	For purposes of this table, "Capital Lease Obligation" means a payment obligation under a lease classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13, "Accounting for Leases," (November 1976), as may be modified or supplemented.

(3)	For purposes of this table, "Operating Lease Obligation" means a payment obligation under a lease classified as an operating lease and disclosed pursuant to FASB Statement of Financial Accounting Standards No. 13, "Accounting for Leases," (November 1976), as may be modified or supplemented. All operating lease obligations are for facilities.

(4)	For purposes of this table, "Purchase Obligation" means an agreement to purchase goods or services that is enforceable and legally binding on the registrant that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. This table does not include our accounts payable reflected in our audited consolidated balance sheet data that are included in our consolidated financial statements contained elsewhere in this report.

           Adequacy of Capital Resources

           Our sources of cash for the next twelve months will be cash generated by operations, including proceeds from the disposal of used equipment, and access to our working capital facility.

           Our uses of cash for the next twelve months are primarily related to the purchase of rental fleet and other capital expenditures, repair and maintenance expenditures, store expenditures, employee expenditures, working capital and debt service. We estimate that equipment expenditures over the next twelve months will range between $76.5 million and $89.5 million, net of proceeds from sales of used equipment. We estimate that expenditures for non-rental assets for the next twelve months will range between $16.0 million and $18.0 million, net of proceeds from sales of such assets. We expect that non-rental expenditures over the next twelve months will be primarily related to store improvements and information systems. We do not anticipate significant cash expenditures for acquisitions or new store openings. In addition, we believe that our new key initiatives will not require significant investment. We believe that our existing infrastructure of stores, service bays and personnel is largely sufficient to support sales of new and used equipment and service. We do expect to make an investment in a new point-of-sale system to support our key initiatives which is included in the non-rental expenditure estimate above.

           We believe that we can fund our business activities for the next twelve months with a combination of cash on hand and cash generated by operations, including proceeds from the disposal of used equipment. Our working capital facility, under which we had $27.7 million of availability as of March 27, 2004, provides us with additional liquidity.

           Debt and Other Obligations

           Senior Secured Notes. On October 23, 2003, we completed a private offering of $250.0 million in aggregate principal amount at maturity of 9 1/2% senior secured notes due October 15, 2010, or the original notes. The original notes are fully and unconditionally guaranteed on a senior secured basis by all of our present and future restricted subsidiaries. In September 2004, we completed an exchange offer whereby 100% of the original notes were exchanged for 9 1/2% Senior Secured Notes due 2010, or the new notes, which have been registered under the Securities Act of 1933, as amended (the "Securities Act") for each of its outstanding 9 1/2% Senior Secured Notes due 2010, which have not been registered under the Securities Act. The new notes evidence the same debt as the original notes, are entitled to the benefits of the indenture governing the original notes and are treated under the indenture as a single class with the original notes (the new notes and the original notes are referred to in this report as the "notes").

           The notes and the guarantees are secured by a first priority lien on substantially all of our and our subsidiaries' rental equipment (other than titled vehicles), subject to certain permitted liens and other liens. We are required to maintain a Collateral Value Coverage Ratio of at least 2.0 to 1.0. As of the latest collateral coverage certificate, dated December 24, 2003, we had a Collateral Value Coverage Ratio of 2.87 to 1.0. Subject to certain exceptions, we are permitted to incur additional indebtedness only if we maintain a Consolidated Fixed Charge Coverage Ratio of greater than 2.25 to 1.0, if prior to July 1, 2004, and 2.5 to 1.0, if on or after July 1, 2004.

           We pay interest on the notes semi-annually in cash, in arrears, on October 15 and April 15, beginning on April 15, 2004, at an annual interest rate of 9 1/2%.

           The indenture governing the notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including those limiting our ability to incur additional indebtedness or enter into sale and leaseback transactions; pay dividends, redeem stock or make other distributions; issue stock of our subsidiaries; make certain investments or acquisitions; grant liens on assets; enter into transactions with affiliates; merge, consolidate or transfer substantially all of our assets; and transfer and sell assets. The indenture also contains various customary events of default, including an event of default upon failure to pay at final maturity, or acceleration of the final maturity of, any other indebtedness that aggregates $10.0 million or more.

           We can redeem the notes on or after October 15, 2007. The Company may also redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.500% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes originally issued in the original notes offering remain outstanding after such a redemption.

           Working Capital Facility. Concurrently with the closing of the original notes offering, we entered into an amended and restated working capital facility with Wachovia Bank, National Association and other lenders. The terms of our working capital facility are set forth below:

Availability. Revolving advances are available up to $75.0 million (with a $30.0 million sub-limit for letters of credit), subject to a borrowing base test. As of March 27, 2004, we had no borrowings and based on our borrowing base, and after taking into account $22.0 million of outstanding letters of credit, we had $27.7 million of availability under the working capital facility.

Term. Our working capital facility has an initial term of approximately 3 1/2 years.

Security. Our working capital facility is secured by a first priority perfected security interest in all of our and our subsidiaries' existing and after-acquired tangible and intangible assets, except for our rental equipment, inventory and real estate, and secured by a first priority pledge of the capital stock of our subsidiaries.

Interest. Interest accrues on borrowings under the working capital facility, at floating rates equivalent to either the prime rate of interest plus a percentage ranging from 1.25% to 1.75%, or at LIBOR plus a percentage ranging from 2.75% to 3.25%.

Fees. Our working capital facility contains certain customary fees, including a closing fee, unused fees, letter of credit fees and servicing fees.

Covenants. Our working capital facility contains various affirmative and negative covenants customary for similar working capital facilities. In addition, we must maintain a debt to cash flow ratio of not greater than (a) 3.00 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2003 through and including the fiscal quarter ending December 31, 2004, (b) 2.75 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on March 31, 2005 through and including the fiscal quarter ending December 31, 2005, and (c) 2.50 to 1.00 for each fiscal quarter thereafter, measured as of the last day of each fiscal quarter. As of March 31, 2004, we had a debt to cash flow ratio of 2.41 to 1.00.

Events of Default. Our working capital facility also contains customary events of default, including the occurrence of any event of default under the senior secured notes.

           Quantitative and Qualitative Disclosure About Market Risk

           The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in foreign currency exchange rates and interest rates. Our exposure to market risk is limited primarily to the fluctuating interest rates associated with our working capital facility. Our variable interest rates are subject to interest rate changes in the United States and the Eurodollar market. At March 31, 2004, we did not have any variable rate debt outstanding.

           Critical Accounting Policies

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These assumptions and estimates are often subjective and may materially alter our results of operations. We have identified below those of our accounting policies that we believe may produce materially different results were we to change underlying assumptions and estimates. We base our estimates on, among other things, currently available information, our historical experience and on various assumptions, the results of which form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that these assumptions are reasonable under the circumstances, our estimates would differ if different assumptions were utilized.

           We believe the following critical accounting policies affect our more significant estimates, and underlying assumptions, used in the preparation of our consolidated financial statements.

           Allowance for doubtful accounts. We maintain an allowance for doubtful accounts which reflects our estimate of the amount of our receivables that we will be unable to collect and is based on current trends and historical collection experience. Our estimate could require adjustment based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may increase or decrease our allowance. In determining whether to extend credit, we make an assessment of the probability of our collecting our debt by evaluating, among other things, the customer's financial condition. In evaluating the adequacy of our allowance for doubtful accounts receivable, we primarily analyze accounts receivable balances, the percentage of accounts receivable by aging category and historical bad debts. We also consider, secondarily, among other things, customer credit worthiness and changes in customer payment patterns. If the financial conditions of our customers deteriorate, and impair their ability to make payments or our ability to collect, we may determine that an increase to the allowance is required. Additionally, if actual collections of accounts receivable differ from the estimates we used to determine our allowance, we will increase or decrease, as applicable, the allowance through charges or credits to selling, general and administrative expenses in the consolidated statements of operations of the period in which such changes in collection become known. If conditions change in future periods, additional allowances or reversals may be required. Such additional allowances could be significant.

           The amounts charged to expense and write-offs decreased in 2003 from 2002. In 2002, we wrote-off a significant portion of accounts. A portion of this decrease is a result of our more vigorous collection efforts.

           Useful lives and salvage value of rental equipment. As of the effective date, we depreciate rental equipment using the straight-line method over its estimated useful life, using an estimated salvage value of zero to ten percent of cost. The useful life of an asset is determined based on our estimate of the period we expect the asset to generate revenue, and the salvage value is determined based on our estimate of the minimum value we expect to realize from the asset after such period.

           Historically, this estimate has been accurate when we did not deviate from our original assumptions in determining the lives and salvage values. Historically, this estimate was less accurate when we sold our fleet much earlier than planned, when we had a change of usage such as abandoning a certain line of equipment, and when we had to sell fleet in less desirable markets due to cash flow considerations. At the effective date, we changed the useful lives and salvage values for certain of our rental assets to reflect our new management's change in fleet strategy and therefore better allocate the expense over the time that such assets are in our rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets. The change in estimate resulted in an increase of rental equipment depreciation expense of approximately $15.9 million for the year ended December 31, 2003.

           We may adjust these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may recognize increased or decreased depreciation expense for these assets.

           Useful lives and salvage value of property and equipment. We depreciate property and equipment using the straight-line method over its estimated useful life, using an estimated salvage value of zero to ten percent of cost. The useful life of an asset is determined based on our estimate of the period the asset will be utilized, and the salvage value is determined based on our estimate of the minimum value we could realize from the asset after such period. This estimate has historically been accurate as we have not had any impairment related to property and non-rental equipment. We may adjust these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we recognize increased or decreased depreciation expense for these assets.

           Reserves for claims. We are exposed to various claims relating to our business. These may include claims relating to personal injury or death caused by equipment rented or sold, motor vehicle accidents involving our delivery and service personnel and employment-related claims. We establish reserves for reported claims that are asserted against us and the claims that we believe have been incurred but not reported. These reserves reflect our estimates of the amounts that we will be required to pay in connection with these claims, net of expected insurance recoveries. Our estimate of reserves is based upon an actuarial reserve analysis that takes into consideration the probability of losses and our historical payment experience related to claims settlements. These estimates may change based on, among other things, changes in our claims history or receipt of additional information relevant to assessing the claims. These estimates have varied considerably in the past. Our estimates may be impacted by such factors as increases in the market price for medical services, unpredictability of the size of jury awards and limitations inherent in the estimation process. Accordingly, we may increase or decrease our reserves.

           Revenue recognition. Equipment rentals in the consolidated statements of operations include revenue earned on equipment rentals, rental equipment pick-up and delivery fees and fuel sales. Revenue earned on equipment rentals and rental equipment pick-up and delivery fees are recognized on a straight-line basis over the rental contract period. Fuel sales are recognized at the end of the rental contract period. As a result of the Company's billing and rental cycles, there are a certain number of unbilled rental contracts at the end of a given reporting period. The Company identifies each rental contract that has not been billed at the end of the period and calculates unbilled revenue based on the assumption that the equipment was returned on the last day of the reporting period. The timing of new contracts being opened directly affects the unbilled calculation. If there is a significant swing from a majority of the new contracts being opened late in one month to a majority of new contracts being opened early in the next month, there will be an adverse impact on the unbilled revenue accrual. Deferred revenue is calculated for contracts that have been invoiced for a monthly billing cycle but the contract has not been open for the entire billing cycle if this period overlaps the end of a period.

           Revenue from the sales of equipment, parts and supplies and retail merchandise is recognized at the time of sale. Since the vast majority of the Company's equipment does not require registration and is not subject to a statutory title process, the sales invoice and bill of sale are the point where title and risk of loss is transferred.

           Impairment of long-lived assets. We review the valuation of our long-lived assets if the facts and circumstances suggest that the carrying value may be impaired. If this review indicates that the carrying value of long-lived assets will not be recoverable, then the carrying value is reduced to its estimated fair value. Recoverability is determined using an undiscounted cash flow analysis over the remaining amortization period. This analysis requires the use of estimates and assumptions. We may adjust these estimates based on changes in economic conditions or other circumstances. If these estimates change in the future, we may recognize write-downs on our long-lived assets. See "Critical Accounting Policies — Useful lives and salvage value of rental equipment" and "— Useful lives and salvage value of property and equipment."

           Valuation allowance related to deferred tax assets. As part of the process of preparing our consolidated financial statements, we estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We then assess the likelihood that our deferred tax assets will be recovered in the future and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we include an expense within the tax provision in the statement of operations.

           Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The valuation allowance is based on our estimates of taxable income and the period over which our deferred tax assets will be recoverable.

Seasonality and Fluctuations in Operating Results

           Our revenue and income are dependent upon activity in the construction industry in the markets we serve. Construction activity is dependent upon weather and other seasonal factors affecting construction in the geographic areas where we have operations. Because of this variability in demand, our revenue and income fluctuates. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.

           Operating results may fluctuate due to other factors including, but not limited to:

•	the impact of the Fresh-Start Reporting;

•	changes in general economic conditions including changes in national, regional or local construction or industrial activities;

•	the timing of expenditures for new rental equipment and the disposition of used equipment;

•	competitive pricing pressures; and

•	changes in interest rates.

           We will incur significant expenses in opening new locations, such as employee training, marketing and facility set-up costs. Initially, new locations may generate lower operating margins than established locations and may operate at a loss for a period of time. Our new locations have, on average, achieved profitability within approximately three to six months of their opening. In addition, when we purchase new rental equipment, the depreciation related to such equipment may contribute to near-term margin decline because such equipment may not initially generate revenue at a rate that is sufficient to match such increased depreciation expense. As such, the opening of new rental locations and the purchase of new equipment to expand our current rental equipment inventory may reduce our operating margins during a start-up period.

Inflation

           We do not believe that inflation has been a significant factor to the cost of our operations other than the increase in steel prices discussed above in the subsection entitled "Overview."

Impact of Recently Issued Accounting Standards

           In January 2003, the Financial Accounting Standards Board, known as FASB, issued Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. It applies to the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements are effective for all financial statements issued after January 31, 2003. The Company adopted FIN 46 early due to the provisions of Fresh-Start Reporting as discussed in the notes to the consolidated financial statements. There was no impact to the Company's consolidated financial statements upon the adoption of the provisions of FIN 46.

           In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations of the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. There was no impact to the Company's consolidated financial statements upon the adoption of the provisions of SFAS No. 150.